Exhibit 99.1

          News Release

Investor Contact: Zac Nagle, Vice President – Investor Relations (972) 443-6557
Media Contact: Lars Rosene, Vice President – Global Communications and Public Affairs (469) 420-3264

FOR IMMEDIATE RELEASE

Flowserve Reports Record Full Year EPS of $4.46, up 121% and
Record Fourth Quarter EPS of $1.67, an Increase of 188%,
Also Reports Record Full Year Cash Flow from Operations of $417 Million, and Record Fourth Quarter Sales of $1.11 Billion, up 26%

Reaffirms 2008 Full Year EPS Target Range of $5.10 to $5.40

DALLAS – February 27, 2008– Flowserve Corp. (NYSE: FLS), a global leader in the fluid motion and control industry, announced today record full year and fourth quarter performance on earnings per share, sales and bookings in its 2007 Form 10-K filed with the Securities and Exchange Commission. The company announced full year and fourth quarter fully diluted EPS of $4.46, up 121% and $1.67, up 188%, respectively, and full year and fourth quarter operating income of $410 million, up 71% and $137 million, up 117%, respectively. EPS and operating income outpaced strong full year and fourth quarter sales of $3.76 billion, up 23%, and $1.11 billion, up 26%, respectively. Flowserve also posted record full year and fourth quarter bookings of $4.32 billion and $1.12 billion, respectively, up 19% for both the full year and the fourth quarter as the company continued to see robust end markets.

Additionally, the company reaffirmed its 2008 full year EPS target range of between $5.10 and $5.40.

Highlights:

Full Year 2007 (all comparisons versus full year 2006 unless otherwise noted)

•	Record full year fully diluted EPS of $4.46, up 121%

•	Strong operating margin improvement of 310 basis points to 10.9%

•	SG&A decreased as a percentage of sales by 280 basis points to 22.8%

•	Record cash flow from operations of $417 million, up 156%

•	Record operating income of $410 million, up 71%

•	Record sales of $3.76 billion, up 23%

•	Record bookings of $4.32 billion, up 19%

•	Record backlog of $2.28 billion, up 40% compared to December 31, 2006

•	Tax benefits amounting to approximately $15 million reduced the full year tax rate to 29.0%

Fourth Quarter of 2007 (all comparisons versus the fourth quarter of 2006 unless otherwise noted)

•	Record fourth quarter fully diluted EPS of $1.67, up 188%, including net discrete gains of approximately $0.31

•
Included in this gain were net discrete SG&A benefits from both favorable legal developments and the sale of certain assets of approximately $15 million or EPS of $0.17 and tax benefits of approximately $8 million, which reduced the quarterly tax rate to 25.1% or EPS of $0.14

•	Substantial operating margin improvement of 520 basis points to 12.4%

•	Gross margin significantly improved by 50 basis points to 33.0%

•	SG&A decreased as a percentage of sales by 470 basis points to 21.0%

•	Record operating income of $137 million, up $74 million or 117%

•	Record fourth quarter sales of $1.11 billion, up 26%

•	Record fourth quarter bookings of $1.12 billion, up 19%

Discussion and analysis of the full year 2007 financial results (all comparisons versus the full year of 2006 unless otherwise noted)

Fully diluted EPS increased sharply to a full year record $4.46 per share, up 121%. EPS was higher primarily due to improvements in operating income driven by an increase in sales of 23%, an improvement in gross margin of 30 basis points and a reduction of 280 basis points for Selling, General & Administrative (SG&A) expenses as a percentage of sales. Also, improving EPS was a lower full year 2007 tax rate, resulting primarily from favorable tax audit resolutions and a tax law change in the second quarter, as well as the reversal of valuation reserves in certain jurisdictions in the fourth quarter.

Cash flow from operations increased to $417 million, up $254 million or 156% as a result of strong performance and working capital improvement, including increased advance customer payments for large project orders. This strong cash flow supported, in 2007, the repurchase of 700,000 shares of common stock for $45 million, $32 million of pension plan contributions, common stock dividends of $26 million and $89 million of capital expenditures, which helped support improved operational capabilities and the company’s expanded global footprint.

Sales increased significantly to $3.76 billion, up $702 million or 23%. This increase includes currency benefits of approximately $178 million. The strong sales growth reflects broad strength in the company’s key markets across the globe, as well as strong conversion of earlier bookings into shipments.

Gross profit increased to $1.25 billion, up $240 million or 24%. Gross margin increased by 30 basis points to 33.2%. The increase reflected higher sales volumes, which positively impacted fixed cost absorption, and the success of the company’s operational excellence initiatives.

SG&A expenses as a percentage of sales improved 280 basis points to 22.8%. The improvement was primarily attributable to leverage from higher sales, leverage of selling resources and effective ongoing cost containment efforts. The improvement was also impacted by a $6 million gain on the sale of the company’s TKL rail assets in the fourth quarter of 2007, and the non-recurrance of 2006 stock modification and realignment charges of $6 million and $12 million respectively. Legal fees and accrued resolution costs related to the previously announced foreign subsidiaries’ involvement with the United Nations Oil-for-Food Program of approximately $11 million in the first three quarters of 2007 were partially offset by the net gain from other favorable discrete legal developments in the fourth quarter of 2007. SG&A expenses increased to $857 million, up $74 million or 10%, while sales increased 23%, demonstrating the company’s effective cost leverage in 2007.

Operating income increased significantly to $410 million, up $170 million or 71%, benefiting from significantly higher sales, improved gross profit and reduced SG&A expenses as a percentage of sales. Operating margin increased 310 basis points from 7.8% to 10.9%.

Full year bookings increased to a record $4.32 billion, up $702 million or 19%, including currency benefits of approximately $208 million. The increase was driven primarily by strength in the oil and gas and chemical markets across the company. Additionally, the power industry continued to be strong for the Flowserve Pump Division (FPD) and Flow Control Division (FCD), with the water and mining industries also contributing to the growth in FPD. Backlog increased to $2.28 billion, up 40% at year end, including currency benefits of approximately $140 million, from $1.63 billion on December 31, 2006.

Discussion and analysis of the fourth quarter of 2007 financial results (all comparisons versus the fourth quarter of 2006 unless otherwise noted)

Fully diluted EPS increased sharply to a fourth quarter record of $1.67 per share, up 188%, including discrete gains in the quarter of approximately $0.31. EPS was higher primarily due to improvements in operating income driven by an increase in sales of $1.11 billion, up $226 million or 26%, an improvement in gross margin of 50 basis points to 33.0%, and a reduction of SG&A as a percentage of sales of 470 basis points to 21.0%. The discrete gain of $0.31 per share for the quarter arose from gains of $15 million reflected in SG&A, or ($0.17) per share from the sale of the TKL rail assets and net gains from favorable discrete legal developments, plus $8 million of discrete tax benefits, or ($0.14) per share.

Sales improved significantly to $1.11 billion, up $226 million or 26%. This increase included currency benefits of approximately $69 million. Increased sales growth reflected strong conversion of earlier bookings into shipments in the quarter and strong demand in the oil and gas market.

Gross profit increased to $366 million, up $79 million or 28%. Gross margin increased by 50 basis points to 33.0%. This increase reflected higher sales volumes, which positively impacted fixed cost absorption, and the success of the company’s ongoing operational excellence initiatives.

SG&A expenses as a percentage of sales decreased 470 basis points to 21.0%. The improvement was primarily attributed to leverage from higher sales, as well as ongoing cost containment efforts. The improvement included the previously discussed impact of the sale of TKL rail assets and favorable resolutions of certain discrete legal matters in the fourth quarter of 2007, as well as the non-recurrence of approximately $10 million of realignment costs in 2006. In addition, the fourth quarter in 2007 included increased broad-based employee incentive compensation expenses, due to continued strong company performance in the quarter, which increased awards under company incentive plans. SG&A expenses increased to $233 million, up $6 million or 3%, while sales increased 26%.

Operating income increased significantly to $137 million, up $74 million or 117%, benefiting from significantly higher sales, improved gross profit and reduced SG&A expenses as a percentage of sales. Operating margin increased 520 basis points from 7.2% to 12.4%. Bookings increased to $1.12 billion, up $181 million or 19%, including currency benefits of approximately $72 million. This was the fourth consecutive quarter of bookings exceeding $1 billion, and is a fourth quarter record. The increase was driven primarily by strong growth across the chemical, power and general industry markets in FPD, continued strength in the oil and gas, chemical, power and pulp and paper markets, particularly Asia for FCD, and strong growth in project and aftermarket bookings in Europe, the Middle East and Africa, collectively (EMA), and North America for the Flow Solutions Division (FSD).

Flowserve Pump Division

Bookings for the fourth quarter of 2007 rose to $682 million, up $117 million or 21%, including currency benefits of approximately $47 million. The increase was primarily attributed to continued strength in the oil and gas, chemical, power and general industry markets. Bookings for full year 2007 increased to $2.55 billion, up $441 million or 21%, including currency benefits of approximately $133 million. This increase was primarily attributed to increased bookings in EMA, North America and Latin America, and was primarily spread across the oil and gas, chemical, water and general industry markets. Fourth quarter original equipment and aftermarket bookings grew 28% and 10%, respectively, and increased 25% and 14%, respectively, for the full year. Original equipment bookings increased to 65% of total bookings in the fourth quarter, up from 62% in the fourth quarter of 2006. Original equipment bookings increased to 64% of total bookings for the full year, up from 62% for 2006.

FPD sales for the fourth quarter of 2007 increased sharply to $655 million, up $154 million or 31%, including currency benefits of approximately $44 million. The increase in sales was principally the result of strength across the global oil and gas market, particularly in EMA and Latin America. Sales for the full year 2007 increased to $2.10 billion, up $478 million or 30%, including currency benefits of approximately $108 million. The increase in sales was primarily attributed to significantly increased sales in EMA and Latin America, reflecting solid throughput of orders in Flowserve production facilities, most notably in the oil and gas market. Both original equipment and aftermarket sales growth accelerated significantly in the fourth quarter, up 38% and 24%, respectively. Original equipment sales increased to 61% of total sales in the fourth quarter, up from 58% in the fourth quarter of 2006. Original equipment sales increased to 60% of total sales for the full year, up from 57% for 2006.

FPD gross profit for the fourth quarter increased to $188 million, up $43 million or 30%. Gross margin for the fourth quarter of 2007 decreased 10 basis points to 28.7%. The fourth quarter of 2007 gross margin decrease was primarily attributable to an increase in original equipment sales as a percent of total sales partially offset by favorable absorption of fixed manufacturing costs, as compared to the same period in 2006. Gross profit for the full year 2007 increased to $597 million, up $139 million or 30%. Gross margin for the full year 2007 of 28.5% increased slightly from 28.3% in 2006. The full year 2007 gross margin increase was primarily attributable to increased sales, which favorably increased absorption of fixed manufacturing costs, and operational excellence initiatives, which were partially offset by the aforementioned shift in sales mix to original equipment, which historically carries a lower margin, but leads to greater aftermarket opportunities.

FPD operating income for the fourth quarter of 2007 increased to $98 million, up $40 million or 68%, including currency benefits of approximately $8 million. The significant increase is attributed to the $43 million increase in gross profit partially offset by SG&A costs, which increased at a lower rate. SG&A as a percent of sales improved 340 basis points. Fourth quarter operating margin improved from 11.7% to 15.0%. Operating income for the full year 2007 increased to $274 million, up $102 million or 59%, including currency benefits of approximately $18 million. The increase was primarily due to increased gross profit of $139 million, partially offset by increased SG&A costs. SG&A as a percent of sales improved 220 basis points for the full year 2007. The improvement in SG&A as a percent of sales was attributable to leverage from higher sales, as well as ongoing efforts to contain costs, the previously discussed gain on sale of TKL rail assets in the fourth quarter of 2007 and previously mentioned realignment charges of $5 million recorded in 2006 that did not recur. Full year 2007 operating margin improved from 10.7% to 13.1%.

Flow Control Division
Bookings for the fourth quarter of 2007 increased to $298 million, up $43 million or 17%, including currency benefits of approximately $17 million. The growth was primarily attributable to continued strength in the oil and gas, chemical, power and pulp and paper markets, particularly in Asia. Bookings for full year increased to $1.25 billion, up $185 million or 17%, including currency benefits of $56 million. The growth in bookings was primarily attributable to the sustained strength of FCD key end-markets and the ability of the division to capitalize on the increased demand.

FCD sales for the fourth quarter of 2007 increased to $315 million, up $48 million or 18%, including currency benefits of approximately $18 million. The increase was principally the result of continued strength across FCD’s global oil and gas, chemical and power markets. Sales for the full year 2007 increased to $1.16 billion, up $168 million or 17%, including currency benefits of approximately $52 million. The increase was principally the result of strength in both project and aftermarket business across virtually all of FCD’s valve product offerings.

FCD gross profit for the fourth quarter increased to $110 million, up $22 million or 25%. Gross margin increased 190 basis points to 35.0% for the fourth quarter of 2007 reflecting improved absorption on higher sales, increased higher margin aftermarket spare parts business and traction on continuous improvement process (CIP) initiatives. Gross profit for the full year 2007 increased to $406 million, up $68 million or 20%. Gross margin for the full year 2007 of 34.9% increased 90 basis points from 34.0% in 2006. In addition to the impact of improved absorption due to higher sales, gross profit was also impacted by FCD’s successful relocation of several product lines and its successful implementation of various continuous improvement, lean manufacturing and supply chain management initiatives.

Operating income for the fourth quarter of 2007 increased to $45 million, up $19 million or 72%, including approximately $3 million in currency benefits. Operating margin showed solid improvement, up 450 basis points from 9.8% to 14.3%. Operating income for the full year 2007 increased to $164 million, up $48 million or 41%, including currency benefits of approximately $9 million. Full year 2007 operating margin improved from 11.6% to 14.1%. The fourth quarter and full year 2007 increase in operating income is due primarily to increased gross profit, partially offset by SG&A expenses which increased at a lower rate.

Flow Solutions Division

Bookings for the fourth quarter of 2007 increased to $154 million, up $25 million or 20%, including currency benefits of approximately $7 million. Strongest rates of growth occurred in EMA, Latin America and Asia. Bookings for full year increased to $593 million, up $88 million or 17%, including currency benefits of $19 million. All global regions produced growth in FSD project bookings, with particular strength in oil and gas and mining markets of North America, Latin America and Asia, and in the Asian chemical market. Increases in aftermarket bookings occurred primarily in EMA and Asia.

FSD sales increased in the fourth quarter of 2007 to $160 million, up $30 million or 23%, including currency benefits of approximately $7 million. Sales for the full year 2007 increased to $565 million, up $68 million or 14%, including currency benefits of approximately $18 million. This increase was driven by increased project sales in North America, Latin America and Asia and increased aftermarket sales in EMA due in part to expanded Quick Response Center (QRC) capacity, which enabled additional rapid order turnarounds to customers.

FSD gross profit for full year 2007 increased to $70 million, up $15 million or 27%. Gross margin for the fourth quarter of 2007 increased 160 basis points to 43.6%. Gross profit for the full year 2007 increased to $253 million, up $34 million or 15%. Gross margin for the full year 2007 of 44.8% increased 70 basis points from 44.1% in 2006. This increase was caused primarily by a product shift to the higher margin aftermarket business in EMA, improved pricing and improved fixed cost absorption from higher sales. The increase was partially offset by higher materials costs and a shift in North America sales towards lower margin project business, which will build FSD’s installed base and create resulting aftermarket opportunities.

Operating income for FSD for the fourth quarter of 2007 increased to $30 million, up $8 million or 36%, including approximately $2 million in currency benefits. Operating income for the full year 2007 increased to $112 million, up $13 million or 13%, including currency benefits of approximately $5 million. The increase was primarily due to the significant improvement in gross profit previously described above, partially offset by SG&A costs which increased at a lower rate. Fourth quarter operating margin improved sharply, up 180 basis points to 18.8%. Full year 2007 operating margin of 19.8% was flat compared with prior year margins, despite FSD’s increased expenses in expanding its global footprint of Quick Response Centers (QRC) to better serve its customers.

2008 Outlook

“2007 was truly an outstanding year for Flowserve,” said Lewis M. Kling, Flowserve President and Chief Executive Officer. “We set out to achieve a number of aggressive goals for the company, and our team executed extremely well across all fronts. As we enter 2008, we continue to see excellent opportunities for the company. Our end markets remain strong, and our initiatives to further improve execution at the company continue to gain significant traction. As a result, we reiterate our previous 2008 guidance range for EPS of $5.10 to $5.40 and look forward to another successful year for the company”, said Kling.

Conference Call

The conference call will take place on Thursday, February 28, at 10:00 AM CST (11:00 AM EST)

Lewis Kling, President and Chief Executive Officer, and Mark Blinn, Senior Vice President, Chief Financial Officer and Latin America operations will be presenting.

The call can be accessed at Flowserve’s Web site at www.flowserve.com under the Investor Relations section.

About Flowserve Corp.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

SAFE HARBOR STATEMENT: This news release includes forward-looking statements. Forward-looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies, and anticipated developments concerning our industry, business, operations, and financial performance and condition. The words “believe,” “seek,” “anticipate,” “plan,” “estimate,” “expect,” “intend,” “project,” “forecast,” “predict,” “potential,” “continue,” “will,” “may,” “could,” “should,” and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: inherent limitations of the effectiveness of our internal control over financial; potential adverse consequences resulting from securities class action litigation and other litigation, including asbestos-containing product claims; the possibility of adverse consequences of governmental tax audits of our tax returns; our ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured or assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for our products or competitors’ responses to our strategies; our inability to continue to expand our market presence through acquisitions, and unforeseen integration difficulties or costs resulting from acquisitions; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; our ability to comply with the laws and regulations affecting our international operations, including the U.S. export laws, and the effect of any noncompliance; the potential adverse impact of a significant downturn in petroleum, chemical, power and water industries; changes in economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; unanticipated higher costs associated with environmental compliance and liabilities; our relative geographical profitability and its impact on our utilization of foreign tax credits; the potential impact of our indebtedness on cash flows and our ability to meet the financial covenants and other requirements in our debt agreements; any terrorist attacks; adverse changes in the political or regulatory climate and other legal obligations imposed on us; and other factors described from time to time in our filings with the SEC. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands, except per share data)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$370,575	$67,000
Restricted cash	2,663	3,457
Accounts receivable, net	666,733	551,815
Inventories, net	680,199	547,373
Deferred taxes	105,221	95,027
Prepaid expenses and other	71,380	38,209

Total current assets	1,896,771	1,302,881
Property, plant and equipment, net	488,892	442,892
Goodwill	853,265	851,123
Deferred taxes	13,816	25,731
Other intangible assets, net	134,734	143,358
Other assets, net	132,943	103,250

Total assets	$3,520,421	$2,869,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$513,169	$412,869
Accrued liabilities	723,026	458,230
Debt due within one year	7,181	8,050
Deferred taxes	6,804	4,887

Total current liabilities	1,250,180	884,036
Long-term debt due after one year	550,795	556,519
Retirement obligations and other liabilities	426,469	408,094
Commitments and contingencies
Shareholders’ equity:
Common shares, $1.25 par value	73,394	73,289
Shares authorized — 120,000
Shares issued — 58,715 and 58,631, respectively
Capital in excess of par value	561,732	543,159
Retained earnings	774,366	582,767

	1,409,492	1,199,215
Treasury shares, at cost — 2,406 and 2,609 shares, respectively	(101,781)	(95,262)
Deferred compensation obligation	6,650	6,973
Accumulated other comprehensive loss	(21,384)	(90,340)

Total shareholders’ equity	1,292,977	1,020,586

Total liabilities and shareholders’ equity	$3,520,421	$2,869,235

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(Amounts in thousands, except per share data)	2007	2006	2005

Sales	$3,762,694	$3,061,063	$2,695,277
Cost of sales	(2,514,972)	(2,053,761)	(1,824,716)

Gross profit	1,247,722	1,007,302	870,561
Selling, general and administrative expense	(856,501)	(782,503)	(684,271)
Net earnings from affiliates	18,695	14,820	12,533

Operating income	409,916	239,619	198,823
Interest expense	(60,119)	(65,688)	(74,125)
Interest income	4,324	7,607	3,399
Loss on early extinguishment of debt	(429)	(694)	(27,744)
Other income (expense), net	6,376	6,432	(8,351)

Earnings before income taxes	360,068	187,276	92,002
Provision for income taxes	(104,294)	(73,238)	(40,583)

Income from continuing operations	255,774	114,038	51,419
Discontinued operations, net of tax	—	—	(31,846)
Gain (loss) from sale of discontinued operations, net of tax	—	994	(2,499)

Net earnings	$255,774	$115,032	$17,074

Net earnings per share:
Basic:
Continuing operations	$4.53	$2.04	$0.93
Discontinued operations	—	0.02	(0.62)

Net earnings	$4.53	$2.06	$0.31

Diluted:
Continuing operations	$4.46	$2.00	$0.91
Discontinued operations	—	0.02	(0.61)

Net earnings	$4.46	$2.02	$0.30

Cash dividends declared per share	$0.60	$—	$—

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Amounts in thousands)	2007	2006	2005
Cash flows — Operating activities:
Net earnings	$255,774	$115,032	$17,074
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	67,836	60,498	59,845
Amortization of intangible and other assets	9,875	10,498	10,043
Amortization of deferred loan costs	1,752	1,718	3,594
Write-off of unamortized deferred loan costs and discount	429	694	11,307
Loss on early extinguishment of debt	—	—	16,437
Net (gain) loss on the disposition of assets	(7,613)	1,444	2,039
Excess tax benefits from stock-based payment arrangements	(11,936)	(17,406)	—
(Gain) loss on sale of discontinued operations	—	(1,656)	3,814
Impairment of assets	—	—	30,067
Stock-based compensation	25,345	25,089	13,796
Net earnings from affiliates, net of dividends received	(10,616)	(6,663)	(7,779)
Change in assets and liabilities, net of acquisitions:
Accounts receivable, net	(82,372)	(40,826)	(37,192)
Inventories, net	(101,783)	(98,364)	(20,603)
Prepaid expenses and other	(26,568)	(6,548)	3,648
Other assets, net	(9,790)	(8,905)	3,798
Accounts payable	75,200	58,736	28,831
Accrued liabilities and income taxes payable	230,559	76,690	47,644
Retirement obligations and other liabilities	18,956	(11,365)	(31,353)
Net deferred taxes	(17,683)	4,520	(27,565)

Net cash flows provided by operating activities	417,365	163,186	127,445

Cash flows — Investing activities:
Capital expenditures	(88,975)	(73,528)	(49,271)
Proceeds from sale of discontinued operations	—	3,656	13,590
Proceeds from disposal of assets	13,404	—	—
Payments for acquisitions, net of cash acquired	(2,312)	(7,978)	—
Change in restricted cash	794	171	(3,628)

Net cash flows used by investing activities	(77,089)	(77,679)	(39,309)

Cash flows — Financing activities:
Proceeds from issuance of long-term debt	—	—	600,000
Excess tax benefits from stock-based payment arrangements	11,936	17,406	—
Payments on long-term debt	(2,841)	(105,281)	(21,500)
Payment of deferred loan costs	(1,399)	—	(9,322)
Repurchase of Term Loans Senior and Subordinated Notes (includes premiums paid of $16.5 million)	—	—	(607,043)
Net payments under other financing arrangements	(3,751)	(3,412)	(16,519)
Repurchase of common shares	(44,798)	(63,165)	—
Payments of dividends	(25,681)	—	—
Proceeds from stock option activity	16,693	39,915	1,111

Net cash flows used by financing activities	(49,841)	(114,537)	(53,273)
Effect of exchange rate changes on cash	13,140	3,166	(5,758)

Net change in cash and cash equivalents	303,575	(25,864)	29,105
Cash and cash equivalents at beginning of year	67,000	92,864	63,759

Cash and cash equivalents at end of year	$370,575	$67,000	$92,864

Income taxes paid (net of refunds)	$64,663	$65,825	$40,698
Interest paid	$59,550	$63,866	$72,987
Non-cash financing of fixed assets	$—	$8,041	$—

SEGMENT INFORMATION

FLOWSERVE PUMP DIVISION	Year Ended December 31,
(Amounts in millions)	2007	2006	2005
Bookings	$2,551.4	$2,110.9	$1,575.7
Sales	2,095.4	1,617.7	1,398.4
Gross profit	596.6	457.4	395.8
Gross profit margin	28.5%	28.3%	28.3%
Segment operating income	274.2	172.7	149.8
Segment operating income as a percentage of sales	13.1%	10.7%	10.7%
Backlog (at period end)	1,775.3	1,263.3	703.5

FLOW CONTROL DIVISION	Year Ended December 31,
(Amounts in millions)	2007	2006	2005
Bookings — continuing operations	$1,245.7	$1,060.9	$936.0
Bookings — discontinued operations	—	—	90.4

Total bookings	1,245.7	1,060.9	1,026.4
Sales	1,163.2	994.8	894.3
Gross profit	405.8	338.3	287.7
Gross profit margin	34.9%	34.0%	32.2%
Segment operating income	163.7	115.9	92.1
Segment operating income as a percentage of sales	14.1%	11.6%	10.3%
Backlog (at period end)	414.8	314.3	240.6

FLOW SOLUTIONS DIVISION	Year Ended December 31,
(Amounts in millions)	2007	2006	2005
Bookings	$592.5	$505.0	$463.4
Sales	564.5	496.6	443.6
Gross profit	252.6	219.0	194.9
Gross profit margin	44.7%	44.1%	43.9%
Segment operating income	111.5	98.5	87.5
Segment operating income as a percentage of sales	19.8%	19.8%	19.7%
Backlog (at period end)	109.4	74.4	61.2

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(Amounts in thousands, except per share data)	2007	2006

Sales	$1,109,369	$883,590
Cost of sales	(743,120)	(596,683)

Gross profit	366,249	286,907
Selling, general and administrative expense	(233,248)	(227,339)
Net earnings from affiliates	4,354	3,695

Operating income	137,355	63,263
Interest expense	(14,955)	(17,361)
Interest income	1,834	3,821
Other income, net	3,788	2,045

Earnings before income taxes	128,022	51,768
Provision for income taxes	(32,122)	(18,413)

Income from continuing operations	95,900	33,355
Discontinued operations, net of tax	—	189

Net earnings	$95,900	$33,544

Earnings per share:
Basic:
Continuing operations	$1.70	$0.59
Discontinued operations	—	—

Net earnings	$1.70	$0.59

Diluted:
Continuing operations	$1.67	$0.58
Discontinued operations	—	—

Net earnings	$1.67	$0.58

Cash dividends declared per share	$0.15	$—

SEGMENT INFORMATION
FLOWSERVE PUMP DIVISION

	Three Months Ended December 31,
(Amounts in millions)	2007	2006
Bookings	$682.1	$564.7
Sales	655.1	501.4
Gross profit	187.7	144.6
Gross profit margin	28.7%	28.8%
Operating income	98.3	58.6
Operating margin	15.0%	11.7%
FLOW CONTROL DIVISION

	Three Months Ended December 31,
(Amounts in millions)	2007	2006
Bookings	$297.6	$255.0
Sales	314.5	266.8
Gross profit	110.2	88.3
Gross profit margin	35.0%	33.1%
Operating income	45.1	26.2
Operating margin	14.3%	9.8%
FLOW SOLUTIONS DIVISION

	Three Months Ended December 31,
(Amounts in millions)	2007	2006
Bookings	$154.1	$128.8
Sales	160.1	130.5
Gross profit	69.7	54.9
Gross profit margin	43.6%	42.0%
Operating income	30.1	22.2
Operating margin	18.8%	17.0%